Trade Name License Agreement

This Trade Name License Agreement (the “Agreement”) is made and entered into as of November 23, 2010 (the “Effective Date”), by and between MedQuist Inc., a New Jersey corporation (“Licensor”), and CBaySystems Holdings Limited, a British Virgin Islands company (“Licensee”).

RECITALS

WHEREAS, Licensor is a majority-owned subsidiary of Licensee;

WHEREAS, Licensee acknowledges that Licensor is the owner of the trade name MedQuist (the “Name”) used to identify Licensor’s corporate entity and certain of its products and services;

WHEREAS, Licensee desires to use the Name to identify Licensee’s corporate entity in connection with Licensee becoming a publicly-traded company in the United States, to identify the corporate entities which are subsidiaries of Licensee and to identify products and services of Licensee and its subsidiaries other than Licensor; and

WHEREAS, Licensor and Licensee believe that such use of the Name by Licensee will be of mutual benefit.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. Grant of License. Licensor hereby grants to Licensee and Licensee hereby accepts a personal, non-exclusive, non-assignable, non-sublicensable (other than to subsidiaries of Licensee for uses consistent with those described in this Section 1) limited license to use, reproduce and display the Name, including as trademarks, domain names or other source indicators, in connection with the naming of Licensee’s corporate entity and the corporate entities which are subsidiaries of the Licensee (other than the Licensor) and the conduct by Licensee and its subsidiaries (other than Licensor) of their respective businesses.

2. Reservation of Rights. Licensor reserves all rights in and to the Name, including but not limited to the right to use the Name in connection with its business as well as its current and future products and services. If Licensor reasonably believes that a particular manner or method of use of the Name by Licensee will be harmful to Licensor, then Licensee shall cease or modify such use upon Licensor’s request notwithstanding that such use may be within the scope of the License. Licensor shall have no right to obtain any trademark or trade name or, other than as expressly set forth herein, to obtain any other intellectual property rights in the Name.

3. Term. The term of the License shall be effective upon the Effective Date and shall continue unless sooner terminated in accordance with Section 9.

4. Non-exclusivity. Nothing in this Agreement shall be construed to prevent Licensor from granting any other licenses for use of the Name or from utilizing the Name in any manner whatsoever; provided, however, that no such license or use shall be granted to any person who is not a subsidiary of Licensee or Licensor without the approval of the Licensor’s board of directors.

5. Goodwill. Licensee recognizes that there exists great value and goodwill associated with the Name, and acknowledges that the Name and all rights therein and goodwill pertaining thereto belong exclusively to Licensor.

6. Licensor’s Title and Protection of Licensor’s Rights.

a. Licensee agrees that it will not, during the term of this Agreement, or thereafter, challenge the title or any rights of Licensor in and to the Name or challenge the validity of the license granted herein or any trademarks or trademark registrations relating to the Name.

b. Licensee agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any of Licensor’s right to the Name, and Licensor, if it so desires and at its own expense, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringement or imitations by others of the Name which come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringement without prior consultation with Licensor.

c. Licensee agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s rights in and to the Name, and Licensor shall reimburse Licensee its reasonable out-of-pocket costs for such cooperation (unless Licensee is in breach of this Agreement). It is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to the Licensee of any right, title or interest in or to the Name, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use the Name only as specifically and expressly provided in this Agreement. Licensee hereby agrees that at the termination or expiration of this Agreement, Licensee will be deemed to have assigned, transferred and conveyed to Licensor any trade rights, equities, goodwill, titles or other rights in and to the Name which may have been obtained by Licensee or which may have vested in Licensee, and that Licensee will execute any instruments requested by Licensor to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

7. Indemnification. Licensee agrees to indemnify, defend and hold harmless Licensor, its directors, officers, employees, affiliates and agents from and against any and all losses, liabilities, damages (including but not limited to damage to the value of the Name or the Licensor’s goodwill in the Name) and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) that any of them may incur or become obligated or liable to pay as a result of Licensee’s breach of this Agreement or Licensee’s use of the Name. In any instance to which the foregoing indemnities pertain to a third party claim, Licensor shall cooperate with and assist Licensee in connection with any such defense, Licensee shall reimburse Licensor’s reasonable out-of-pocket costs actually incurred by Licensor in connection with such cooperation and assistance, and Licensee shall keep Licensor fully advised of all developments and shall not enter into a settlement or admit liability or fault without Licensor’s prior written approval, which shall not be unreasonably withheld; provided that Licensor may elect to assume the defense of any such third-party claim at Licensee’s expense, and Licensee shall reimburse Licensor’s reasonable out-of-pocket costs actually incurred by Licensor in connection with such defense, but Licensor shall not enter into a settlement or admit liability or fault without Licensee’s prior written approval, which shall not be unreasonably withheld.

8. Inspection. Licensor, or its nominee, shall have the right to inspect during normal business hours the books and records of Licensee for the purpose of ensuring compliance with this Agreement.

9. Termination.

a. Licensee may terminate this Agreement for any reason upon written notice to Licensor.

b. This Agreement, including but not limited to the License, may be terminated by Licensor upon notice to Licensee should Licensee fail or refuse to perform any obligation created by this Agreement or Licensee breaches any term or condition of this Agreement and such failure, refusal or breach is not cured within thirty (30) calendar days following notice from Licensor.

c. This Agreement, including but not limited to the License, shall automatically terminate, without the need for notice or an opportunity to cure, should any of the following events occur:

i. If Licensee shall: (A) admit in writing its inability to pay its debts generally as they become due; (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (C) make an assignment for the benefit of its creditors; (D) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; (E) on a petition in bankruptcy filed against it, be adjudicated as bankrupt; (F) file a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any other applicable law or statute; (G) become subject to a final order, judgment or decree entered by a court of competent jurisdiction, appointing, without the consent of Licensee, a receiver of Licensee or of the whole or any substantial part of its property or approving a petition filed against Licensee seeking reorganization or arrangement of Licensee under the bankruptcy laws or any other applicable law or statute; or

ii. Licensee ceases to beneficially own a majority of the voting power of Licensor’s outstanding securities; or

iii. the termination of the Management Services Agreement dated September 19, 2009 between CBay Inc. and Licensor.

d. In the event of termination of this License for any reason, Licensee shall promptly cease all use of the Name and shall not thereafter use any name, mark or trade name similar thereto. Termination of the license under the provisions of this Section 9 shall be without prejudice to any rights which Licensor may otherwise have against Licensee.

10. No Adverse Effect on Name. Licensee shall not violate any laws or engage in any activity which would create an adverse effect on or otherwise harm or damage the Name or Licensor’s reputation.

11. Relationship of the Parties. With respect to use of the Name by Licensee, Licensee shall not in any manner or respect be the legal representative or agent of Licensor and shall not enter into or create any contracts, agreements or obligations on the part of Licensor, either express or implied, nor bind Licensor in any manner or respect whatsoever. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers or of franchisor/franchisee.

12. Name Ownership. Licensee agrees that the Name is the sole property of Licensor and that Licensee has no interest whatsoever in such Name, and Licensee shall use the Name only for so long as the License remains in full force and effect. Licensee shall not take any actions, or aid or assist any other party to take any actions that would infringe upon, harm or contest the proprietary rights of Licensor in and to the Name.

13. Other Licensees. Licensee agrees not to interfere in any manner with, or attempt to prohibit use of the Name by, any other licensee duly authorized by Licensor. Licensee further agrees to execute any and all documents and assurances reasonably requested by Licensor to effectuate the licensing of the Name to any other party and agrees to cooperate fully with Licensor or any other licensees of Licensor to protect Licensor’s lawful authority to use the Name.

14. Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon receipt if sent via overnight courier service or certified mail return receipt, addressed as follows:

If to Licensor, to:

MedQuist Inc.

1000 Bishops Gate Boulevard, Suite 300

Mount Laurel, NJ 08054

Attention: General Counsel

If to Licensee, to:

CBay Systems Holdings Limited (to be renamed MedQuist Holdings Inc.)

9009 Carothers Parkway

Franklin, TN 37067

Attention: Chief Executive Officer

Any notice so addressed and delivered personally or delivered by overnight courier service will be deemed given upon receipt. Any notice so addressed and mailed will be deemed given upon deposit in the United States mails. Either party may change its address by giving the other notice thereof in the manner provided in this Section.

15. Assignment. Licensee may not assign or transfer this Agreement or any of its rights hereunder without the prior written consent of Licensor. Any assignment or transfer in violation of this Section 15 shall be null and void.

16. Governing Law; Venue. This Agreement shall be deemed to have been made and executed in the State of New York and any dispute arising hereunder shall be resolved in accordance with the laws of the State of New York, without reference to its conflict of laws principles. In the event of any dispute related to this Agreement, the prevailing party shall be entitled to recover all its expenses related to such dispute including reasonable attorneys’ fees and court costs. The parties agree to submit any dispute relating to this Agreement to the jurisdiction of the federal or state courts of the State of New York.

17. Severability. In the event any provision, term, condition, or covenant contained in this Agreement (or portion thereof) is held to be invalid or otherwise unenforceable by a court of competent jurisdiction, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remaining provisions of this Agreement will remain in full force and effect. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18. Waiver. The waiver by either party of any term or condition of this Agreement, or any part hereof, shall not be deemed a waiver by such party of any other term or condition of this Agreement, or any later breach of this Agreement, or any part thereof.

19. Survival. All the representations, warranties and indemnities made by either party in this Agreement and all the obligations of the parties hereunder intended by their terms to survive the signing and delivery of this Agreement and its expiration or termination shall so survive such events.

20. Entire Agreement. This Agreement constitutes the complete agreement between the parties and supersedes all prior communications and agreements between them with respect to the subject matter hereof and may not be modified or otherwise amended except by a further writing executed by both parties hereto, which writing specifies that it is an amendment hereto.

21. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the Agreement when a duly authorized representative of each party has signed a counterpart. The parties may sign and deliver this Agreement by facsimile transmission. Each party agrees that the delivery of the Agreement by facsimile shall have the same force and effect as delivery of original signatures.

The parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

Licensee:	Licensor:
CBaySystems Holdings Limited By: /s/ Clyde Swoger	MedQuist Inc. By: /s/ Mark R. Sullivan

Print Name: Clyde Swoger	Print Name: Mark R. Sullivan

Title: Chief Financial Officer	Title: General Counsel

Date: November 23, 2010	Date: November 23, 2010